Exhibit 99.1

Intercontinental Exchange Announces the Retirement of

Vice Chairman Charles Vice Following 20 Years of Distinguished Service

ATLANTA, January 21, 2020 – Intercontinental Exchange, Inc. (NYSE:ICE), a leading operator of exchanges and clearing houses and provider of data and listings services, announces the retirement of Vice Chairman Charles Vice, capping a 20 year career at the company that saw ICE grow from a startup to a global leader in trading, markets and data. Mr. Vice will leave his current role at ICE at the end of the first quarter of this year, coinciding with the company’s 20th Anniversary, and will remain an advisor to the firm through February 2022.

“From ICE’s earliest days, and even before, Chuck Vice’s leadership, partnership and mentorship have helped shape our company through every stage of our evolution and growth,” said Jeffrey Sprecher, Founder, Chairman and CEO of Intercontinental Exchange. “He has put an indelible imprint on our industry through innovation, technology, and the countless friendships he has forged across two decades -- which will continue long into the future.”

Mr. Vice was an executive at Continental Power Exchange prior to its rebirth as Intercontinental Exchange. A longtime leader in the application of information technology in the energy and financial services industries, Mr. Vice previously served as Chief Operating Officer of ICE beginning in 2001 and added the title of President in 2005. He was appointed Vice Chairman of the company in 2017.

Mr. Vice earned a BS degree in Mechanical Engineering from the University of Alabama and remains a Distinguished Engineering Fellow at its College of Engineering. He also received an MBA from the Owen Graduate School of Management at Vanderbilt University.

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 company formed in the year 2000 to modernize markets. ICE serves customers by operating the exchanges, clearing houses and information services they rely upon to invest, trade and manage risk across global financial and commodity markets. A leader in market data, ICE Data Services serves the information and connectivity needs across virtually all asset classes. As the parent company of the New York Stock Exchange, the company is the premier venue for raising capital in the world, driving economic growth and transforming markets.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at http://www.intercontinentalexchange.com/terms-of-use. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key Information Documents (KIDS).”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 7, 2019.

ICE Media Contact:
Josh King
Josh.King@theice.com
212-656-2490

ICE Investor Contact:
Warren Gardiner
Warren.Gardiner@theice.com
770-835-0114